Exhibit 10.12
CONFIDENTIAL
LOAN AGREEMENT
BETWEEN
XIN ZHOU
AND
SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD.
DATED APRIL 1, 2008

LOAN AGREEMENT
This LOAN AGREEMENT (“this Agreement”) is entered into in Shanghai on April 1, 2008 by and between the following parties:
1.	XIN ZHOU (Identity Card Number: [•]), a citizen of the People’s Republic of China (the “Borrower”); and

2.	SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD., a wholly foreign-owned enterprise incorporated under the laws of the PRC, of which the legal address is Room 308, Building A of the Technology Building, No.149 Yanchang Road, Zhabei District, Shanghai (the “Lender”).
(In this Agreement, the above parties are referred to individually as a “Party” and collectively the “Parties”.)
WHEREAS:
1.	Shanghai Tian Zhuo Advertising Co., Ltd. (“Tian Zhuo Advertising”) is a limited company incorporated under the laws of the PRC, of which the registered address is Room 201, Building 2, No.38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai and the registered capital is RMB1,000,000 (in words: one million Yuan); the Borrower is the sole existing shareholder of Tian Zhuo Advertising.

2.	The Borrower intends to provide a shareholder loan to Tian Zhuo Advertising to fund Tian Zhuo Advertising for its contribution into the capital increase of Shanghai Rundao Culture Co., Ltd. (“Rundao”), and for its purchase of the advertisement dissemination right from Rundao. For this purpose, it has obtained necessary fund support from the Lender.

3.	In order to clarify the respective rights and obligations of the Borrower and the Lender under the loan arrangement, the Parties hereby agree as follows:
ARTICLE ONE DEFINITIONS
1.1	In this Agreement

“Debts” mean the outstanding amount under the Loan.

“Effective Date” means the date when the Parties duly execute this Agreement.

“Loan” means the RMB loan provided by the Lender to the Borrower.

“PRC” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macao, and Taiwan.

“Repayment Notice” has the meaning prescribed thereto in Article 4.1 hereof.

“Repayment Request” has the meaning prescribed thereto in Article 4.2 hereof.

“Available Rights” have the meaning prescribed thereto in Article 9.5 hereof.

1.2	Any reference in this Agreement to the following terms shall be interpreted as follows.

“Article” shall be interpreted as an article in this Agreement, unless otherwise specified in the context of this Agreement.

“Taxes” shall be interpreted to include any taxes, fees, duties, or other charges of the same nature (including but not limited to any penalties or interests related to any unpaid or overdue amount of such Taxes).

“Borrower” or “Lender” shall be interpreted to include the successors and assignees permitted by each Party for its respective interests.

1.3	Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document shall, as the case may be, be interpreted as the reference to the amendments, modifications, replacements or supplements to this Agreement or such other agreement or document that are already made or may be made in the future from time to time.

1.4	The headings are for reference only.

1.5	Unless the context otherwise requires, plural form shall be deemed to include its singular form, and vice versa.
ARTICLE TWO AMOUNT AND INTEREST OF THE LOAN
2.1	The Parties hereby confirm that the Lender has provided the principal of the Loan to the Borrower in the amount of RMB70,000,000 (in words: seventy million Yuan).

2.2	The interest rate for the Loan under this Agreement is ZERO, i.e. there shall be no interest accruing on the Loan.
ARTICLE THREE PURPOSE OF THE LOAN

The Borrower shall only use the Loan under this Agreement to provide Tian Zhuo Advertising with a shareholder loan for its contribution into the capital increase of Shanghai Rundao Culture Co., Ltd. (“Rundao”), and for its purchase of the advertisement dissemination right from Rundao.
ARTICLE FOUR REPAYMENT
4.1	The Lender may, at any time, determine at its sole discretion to require the Borrower to repay all or any part of the Debts by giving a repayment notice (the “Repayment Notice”) to the Borrower thirty (30) days in advance. If the Lender requires the Borrower to repay any amount pursuant to the previous sentence, the Lender has the right to purchase, itself or by any designated third party, certain portion of the equity interest in Tian Zhuo Advertising held by the Borrower, the purchase price for which shall be equal to that portion of the Debts required to be repaid, provided that the percentage of the equity interest to be purchased against the equity interest in Tian Zhuo Advertising held by the Borrower shall be equal to the percentage of the Debts required to be repaid against the entire Loan borrowed by the Borrower under this Agreement.

4.2	The Borrower may, at any time, submit a repayment request (the “Repayment Request”) to the Lender thirty (30) days in advance to request the repayment of all or any part of the Debts. Under such circumstance, the Lender has the right to purchase, itself or by any designated third party, certain portion of the equity interest in Tian Zhuo Advertising held by the Borrower, the purchase price for which shall be equal to that portion of the Debts proposed to be repaid, provided that the percentage of the equity interest to be purchased against the equity interest in Tian Zhuo Advertising held by the Borrower shall be equal to the percentage of the Debts required to be repaid against the entire Loan borrowed by the Borrower under this Agreement.

4.3	Upon the expiration of the thirty (30) days period provided in the Repayment Notice or the Repayment Request, the Borrower required or proposing to repay any amount shall repay the Debts in cash, or in such other manner as may be determined by the Lender’s board resolutions duly passed in accordance with its article of association and the applicable laws and regulations.

4.4	When the Borrower repays the Debts pursuant to the above provisions of this Article 4, the Parties shall complete the equity transfer provided in Article 4.1 or Article 4.2 above at the same time to ensure that, at the same time when the Debts are repaid, the Lender or any third party designated by the Lender has lawfully and fully accepted the relevant equity interest in Tian Zhuo Advertising pursuant to Article 4.1 or Article 4.2 above, and such equity interest is free and clear of any pledge or any other form of encumbrance.

ATTICLE FIVE TAXES
The Lender shall assume all of the Taxes related to the Loan.
ARTICLE SIX CONFIDENTIALITY
6.1	Irrespective of the termination of this Agreement, the Borrower is obligated to keep confidential (i) the execution, performance and content of this Agreement, and (ii) the trade secrets, proprietary information and clients’ information related to the Lender that are known to or received by the Borrower as a result of the execution or performance of this Agreement (collectively the “Confidential Information”). The Borrower shall not use such Confidential Information for any purpose other than for the performance of its obligations under this Agreement. Without the written consent of the Lender, the Borrower shall not disclose the above Confidential Information to any third party, failing which it shall be liable for the breach and indemnify the Lender against its losses.

6.2	After the termination of this Agreement, the Borrower shall, as requested by the Lender, return, destroy, or otherwise dispose of all of the documents, datum, or software that contain any Confidential Information, and stop using the Confidential Information.

6.3	Notwithstanding any other provision of this Agreement, the effect of this Article 6 shall not affected by the suspension or termination of this Agreement.
ARTICLE SEVEN NOTICE
7.1	Any notice, request, demand or other correspondence required under or in accordance with this Agreement shall be delivered to the related Party in writing.

7.2	The above notice or other correspondence, shall be deemed to be delivered (i) upon being sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail.
ARTICLE EIGHT DEFAULT LIABILITIES
8.1	The Borrower undertakes to indemnify and hold harmless the Lender against any actions, charges, claims, costs, damage, demands, expenses, liabilities, losses or procedures suffered or incurred by the Lender due to any breach by the Borrower of any of its obligations under this Agreement.

8.2	Notwithstanding any other provision of this Agreement, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

ARTICLE NINE MISCELLANEOUS
9.1	This Agreement is written in Chinese in two originals. Each of the Parties to this Agreement shall hold one original.

9.2	The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of the PRC.

9.3	Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the Parties.

9.4	Any right, power or remedy granted to each of the Parties by any provision of this Agreement shall not preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

9.5	A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

9.6	The headings in this Agreement are written for the ease of reference only, and shall in no event be used for, or affect, the interpretation to this Agreement.

9.7	Each provision of this Agreement is severable and independent from any of the other provisions. If at any time any one or more provisions of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

9.8	Any modification or supplement to this Agreement shall not come into effect unless made in writing and duly executed by the Parties.

9.9	Without prior written consent of the Lender, the Borrower shall not transfer any of its rights and/or obligations under this Agreement to any third party. The Lender has the right to transfer any of its rights and/or obligations under this Agreement to any third party upon prior written notice to the other Parties.

9.10	This Agreement shall be binding upon the lawful successors of the Parties.
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[EXECUTION PAGE]
IN WITNESS WHEREOF, this LOAN AGREEMENT is executed by the following Parties on the date and at the place first written above.
XIN ZHOU

Signature:
SHANGHAI CRIC INFORMATION TECHNOLOGY CO., LTD.
(Seal)

Signature:	/Seal/
Name:
Title: